Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

COVANCE TO EXPAND LARGE-MOLECULE DEVELOPMENT CAPABILITIES IN THE UK
Covance Drug Development continues to invest in precision medicine with expansion into laboratory space at York facility

Burlington, N.C.-April 21, 2017 -- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), a leading global life sciences company, announced today that its Covance Drug Development (Covance) business will expand its biopharmaceutical chemistry, manufacturing and control (BioPharmCMC) capabilities based in Harrogate, England, into leased space at the National Agri-Food Innovation Campus (NAFIC) in York, England, which is purpose-built for laboratory and scientific services. BioPharmCMC solutions are part of a biologic’s development and manufacturing pathway to determine its safety, quality, identity, strength and purity.
“Covance is a recognized leader in providing global BioPharmCMC solutions, in large part due to its reputation for operational, service and scientific excellence at our Harrogate facility,” said John Ratliff, chief executive officer of Covance. “By investing in the Harrogate BioPharmCMC expansion into nearby York, we continue to strengthen our leadership in this space, providing our clients with the end-to-end expertise and support they need from our highly skilled scientists to improve health and improve lives of patients around the world.”
“This investment by Covance in new laboratories at the National Agri-Food Innovation Campus in York is another boost for the U.K.’s £64bn life sciences and biopharma sectors,” said Greg Hands, U.K. minister of state for trade and investment. “It will add more high-skilled jobs to the approximately 1,000 Covance employees already in Harrogate and strengthen the U.K.’s leadership in the discovery and development of new medicines and treatments for use around the world.”
Opening in late 2017, the laboratory extension in York will allow Covance to continue to serve expanding global demand for large-molecule (biologic) medicines, including antibodies, vaccines, biosimilars and cell-based and gene therapies. These are critical areas of new therapeutic discovery, development and production in the treatment of many life-threatening and life-changing diseases, such as rheumatoid arthritis, hepatitis C, Crohn’s disease and, most notably, cancer.
“After more than 20 years of providing high-quality analytical CMC capabilities for biopharmaceutical clients across the globe, we have seen increasing demand from our partners to support their rapidly expanding biologic pipelines and commercial product portfolios,” said Steve Street, vice president and head of Covance Early Development. “The NAFIC space in York is just 27 miles from our current Harrogate location and is ideal for extending our laboratory footprint. This expansion will provide our clients with further access to our services, managed by a team they already know and trust as a top-tier BioPharmCMC partner.”
About LabCorp®
Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to provide better care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
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